Exhibit 99.3

May 30, 2014

Pershing Square Capital Management, L.P.

888 Seventh Avenue, 42nd Floor

New York, New York 10019

Attention: William A. Ackman

Mr. Ackman:

Reference is made to (i) that certain letter agreement, dated as of February 9, 2014 (the “Confidentiality Agreement”), between Pershing Square Capital Management, L.P. (together with its controlled affiliates, and including any successor thereto, “you” or “Pershing Square”) and Valeant Pharmaceuticals International, Inc. (together with its controlled affiliates, and including any successor thereto, the “Company”) and (ii) that certain letter agreement, dated as of February 25, 2014 (the “February 25 Letter Agreement” between Pershing Square and the Company executed in connection with a potential transaction related to Allergan, Inc. (“Allergan”). Capitalized terms used herein but not defined herein shall have the meanings given to such terms in the February 25 Letter Agreement.

1.	Purchase of Allergan Equity.

(a) Notwithstanding anything to the contrary in the February 25 Letter Agreement, immediately prior to the time that the Company consummates a Company Transaction on the terms announced by the Company in its press release of May 30, 2014 or, if earlier, immediately after it consummates a tender or exchange offer on those terms involving at least a majority of the Allergan Common Stock, Pershing Square shall cause PS Fund 1, LLC to (“PS Fund 1”) to sell, transfer and assign to the Company, and the Company shall purchase from PS Fund 1, all of PS Fund 1’s right, title and interest in and to the 28,281,107 shares of Allergan Common Stock allocated to Pershing Square funds at an exchange ratio of 1.22659 Company Shares for each share of Allergan Common Stock.

(b) In the event that the number of shares of Allergan Common Stock or Company Shares or securities convertible or exchangeable into or exercisable for such shares shall have changed into a different number of shares or securities, or a different class, as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, issuer tender or exchange offer, or other similar transaction, the exchange ratio referred to herein shall be equitably adjusted.

2.	Termination.

This letter agreement shall terminate upon the termination of the February 25 Letter Agreement.

3.	Miscellaneous.

(a) It is understood and agreed that, unless and until the Company has entered into a definitive agreement with Allergan with respect to a Company Transaction, if any, the Company does not intend to be, nor shall it be, under any legal obligation of any kind whatsoever with respect to a Company Transaction.

(b) This letter agreement shall become effective as of the date hereof.

(c) This letter agreement shall not constitute an amendment, modification or waiver of any provision of the Confidentiality Agreement or the February 25 Letter Agreement not expressly referred to herein. Except as expressly provided in this letter agreement, the provisions of the Confidentiality Agreement and the February 25 Letter Agreement are and shall remain in full force and effect.

(d) It is agreed that no failure or delay by Pershing Square or the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege.

(e) Sections 5(a), (c), (d), (e), (f), (g), (h) and (i) of the Confidentiality Agreement shall apply to this letter agreement, mutatis mutandis.

(f) This letter agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same letter agreement.

[The next page is the signature page]

If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this letter agreement, whereupon this letter agreement will constitute our agreement with respect to the subject matter hereof.

Very truly yours,

VALEANT PHARMACEUTICALS INTERNATIONAL, INC.

By	/s/ J. Michael Pearson
Name:	J. Michael Pearson
Title:	Chairman and Chief Executive Officer

CONFIRMED AND AGREED TO:

PERSHING SQUARE CAPITAL MANAGEMENT, L.P. By: PS Management GP, LLC, its General Partner

By	/s/ William A. Ackman
Name:	William A. Ackman
Title:	Managing Member

Dated: May 30, 2014